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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OF
                       SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 000-22605

                  GENESYS TELECOMMUNICATIONS LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)

               1155 Market Street, San Francisco, California 94103
                                 (415) 437-1171
               (Address, including zip code, and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                           Common Stock (no par value)
            (Title of each class of securities covered by this Form)

                                      None
                  (Title of all other classes of securities for
                       which a duty to file reports under
                         Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)           |X|            Rule 12h-3(b)(1)(ii)            |_|
Rule 12g-4(a)(1)(ii)          |_|            Rule 12h-3(b)(2)(i)             |_|
Rule 12g-4(a)(2)(i)           |_|            Rule 12h-3(b)(2)(ii)            |_|
Rule 12g-4(a)(2)(ii)          |_|            Rule 15d-6                      |_|
Rule 12h-3(b)(1)(i)           |_|

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Genesys Telecommunications Laboratories, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   Genesys Telecommunications Laboratories, Inc.


Date: February 18, 2000            By: /s/ RICHARD C. DEGOLIA
                                       ------------------------------
                                       Name:  Richard C. DeGolia
                                       Title: Senior Vice President,
                                              Business Development &
                                              Strategic Planning, Acting
                                              General Counsel and
                                              Corporate Secretary